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                                                                  Exhibit 10.21C


                              FOURTH AMENDMENT TO
                        KEWAUNEE SCIENTIFIC CORPORATION
                     EXECUTIVE DEFERRED COMPENSATION PLAN

                          (Effective January 1, 1992)


     The Kewaunee Scientific Corporation Executive Deferred Compensation Plan, as established effective January 1, 1992, and previously amended, is hereby further amended this 1st day of December, 1998, effective January 1, 1999 (except as otherwise provided below), as follows:

     1. Section 2.1 is amended by the addition of the following sentence: "The Committee may delegate all or any portion of its authority to such persons as it may determine, and may revoke or revise any such delegation at any time. Unless and until otherwise determined by the Committee, the authority of the Committee to establish rules, regulations and procedures that are administrative or ministerial in nature shall be exercised by the Company's Vice President of Human Resources (or such other officer or employee of the Company as may occupy a comparable position)."

     2.   Section 3.2 is amended to read as follows:

          "3.2  Return on Pay Deferral Account.  The return on Pay Deferral
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Accounts shall be calculated as provided below, and shall be determined and credited or charged at the end of each business day. The Committee shall from time to time designate up to eight Declared Rates (as defined below), and each Participant may elect to have the balance in his Pay Deferral Account divided into subaccounts in percentage increments (which shall be multiples of 5%), each of which shall be credited or charged with a rate of return (positive or negative) based on the Declared Rate elected by the Participant for such subaccount. Each new amount that is credited to a Participant's Pay Deferral Account shall be divided amount such subaccounts in accordance with the percentages so elected by the Participant. A Participant may, in accordance with procedures established by the Committee, either transfer amounts from one subaccount to another, change the percentages of amounts that will be allocated to subaccounts in the future, or both, but no more often than once in every 30 days (or such other period as may be determined by the Committee).

          For purposes of the Plan, each "Declared Rate" shall be the actual rate of return (including unrealized gain and loss) that would be earned on an actual investment in a predetermined mutual fund selected by the Committee, reduced, if the Committee so determines, by an administrative charge. The Committee shall have the right in its sole discretion to designate Declared Rates, to change the available Declared Rates from time to time, and to determine the Declared Rate applicable to the Pay Deferral Account of a Participant who has not made a valid election; provided that all changes in Declared Rates shall be applied prospectively
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only, and no Declared Rate shall be used which would cause any portion of the earnings on a Pay Deferral Account to be considered additional compensation for federal income tax purposes.

          Deferrals will not necessarily be invested by the Company in the investment funds the performance of which is used to determine the Declared Rates."

     3. Effective December 1, 1998, Section 5.2 is amended by adding the following new paragraph following the first paragraph of said Section:

          "After his initial date of participation, a Participant may change his or her elected method of distribution to any method permitted by the preceding paragraph by filing a written election with the Company in accordance with such procedures as the Committee may prescribe, provided that such election is received more than one year prior to the Participant's termination of employment. If a Participant terminates employment for any reason on or prior to the anniversary of the date on which such election is received, such election shall be void and such Participant's benefit shall be distributed in accordance with the preceding paragraph as if such election had not been made."

     4. The last sentence of Section 5.2 is deleted and the following substituted in lieu thereof: "Each installment payment shall be charged to the subaccounts into which the Participant's Account is divided pursuant to Section
3.2 in the same percentages that new amounts were credited prior to his termination of employment. The Participant may change such percentages, or transfer amounts between subaccounts, in accordance with the provisions of
Section 3.2 until his Account is distributed in full, subject to such additional restrictions and procedures as the Committee may require."

     5.   In all other respects, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed by its duly authorized officers on the date and year first above written.

                                KEWAUNEE SCIENTIFIC CORPORATION

                                By /s/ D. M. Parker
                                   ----------------

                                Its Secretary

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